Exhibit 4.1


                      AGREEMENT ON REMOVAL OF RIGHTS AGENT
                   AND APPOINTMENT OF SUCCESSOR RIGHTS AGENT

                  THIS AGREEMENT ON REMOVAL OF RIGHTS AGENT AND APPOINTMENT OF SUCCESSOR RIGHTS AGENT (this "Agreement"), is dated as of February 9, 2005 by and among PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation (the "Company") MELLON INVESTOR SERVICES LLC (formerly known as ChaseMellon Shareholder Services, LLC) ("Mellon"), and COMPUTERSHARE INVESTOR SERVICES, LLC ("Computershare").

                                    RECITALS

A. Company and Mellon are parties to that certain Rights Agreement (the "Rights Agreement") on November 19, 1999. Capitalized terms used in this Agreement which are not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

B. Section 21 of the Rights Agreement provides, among other things, that the Company may remove the Rights Agent upon thirty (30) days' notice in writing, mailed to the Rights Agent by registered or certified mail, and to the holders of the Rights Certificates by first-class mail.

C. Section 21 of the Rights Agreement provides, among other things, that, if the Rights Agent shall be removed, the Company shall appoint a successor to the Rights Agent.

D. Section 21 of the Rights Agreement provides, among other things, that any successor Rights Agent shall be (a) a corporation organized and doing business under the laws of the United States or of any State thereof, which is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000 or (b) an affiliate of a corporation described in clause
(a) of this recital.

E. Section 21 of the Rights Agreement provides, among other things, that after appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed and that the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it under the Rights Agreement, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose.

F. The Company, in connection with appointing Computershare as its transfer agent and registrar, desires to appoint Computershare as its Rights Agent, and therefore remove Mellon from the performance of such services;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1. The Company hereby removes Mellon from its service as Rights Agent, effective as of the close of business on February 28, 2005, and appoints Computershare to serve as successor Rights Agent under the Rights Agreement, effective as of the close of business on February 28, 2005.

2. Mellon hereby agrees and acknowledges that, effective as of the close of business on February 28, 2005, it shall no longer serve as Rights Agent under the Rights Agreement and hereby waives any notice that may be required to be delivered to it pursuant to Section 21 of the Rights Agreement regarding its removal as Rights Agent and replacement by a successor Rights Agent.

3. The provisions of Section 18 and Section 20 of the Rights Agreement shall survive the removal or replacement of Mellon as Rights Agent.

4. Mellon hereby further agrees to deliver and transfer to Computershare, as successor Rights Agent, any property held by Mellon under the Rights Agreement, and to execute and deliver any further assurance, conveyance, act or deed reasonably necessary for the purpose.

5. Computershare hereby represents and warrants to the Company that it is organized and doing business under the laws of the State of Delaware and is subject to supervision and examination by federal authority and, further, that its parent, Computershare Inc., has $125,000,000 in combined capital and surplus.

6. Computershare hereby agrees and acknowledges that, effective as of the close of business on February 28, 2005, it shall commence as successor Rights Agent under the Rights Agreement.

7. This Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

8. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

9. This Agreement shall be effective as of the date hereof and, subject to the changes effected hereby, the Rights Agreement shall remain in full force and effect.



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.


PACIFICARE HEALTH SYSTEMS, INC.

By: /s/ Richard A. Cross
    --------------------------------
Name:   Richard A. Cross
Title:  Assistant General Counsel


MELLON INVESTOR SERVICES LLC

By: /s/ Martha Mijango
    --------------------------------
Name:   Martha Mijango
Title:  Assistant Vice-President


COMPUTERSHARE INVESTOR SERVICES, LLC

By: /s/ Cynthia Nisley
    --------------------------------
Name:   Cynthia Nisley
Title:  Director, Relationship Management